Exhibit 10.9

Employment Agreement

This Employment Agreement (this "Agreement") is made effective as of December 1, 2020 by and between American Virtual Cloud Technologies, Inc. ("The Company") of 1720 Peachtree Street, Suite 629, Atlanta, Georgia, 30309 and Thomas King, ("Mr. King”), of 1298 Waterford Green Trail, Marietta, GA 30068. This Agreement replaces all prior employment agreements.

The Company is engaged in the business of Information Technology Services. Mr. King will primarily perform the job duties at the following location: 1298 Waterford Green Trail, Marietta, GA 30068.

A.	The Company desires to have the services of Mr. King.

B.	Mr. King is willing to be employed by The Company.

Therefore, the parties agree as follows:

EMPLOYMENT. The Company shall employ Mr. King as Chief Financial Officer. Mr. King accepts and agrees to such employment, and agrees to be subject to the general supervision, advice and direction of The Company and the Company's Board of Directors.

BEST EFFORTS OF EMPLOYEE. Mr. King agrees to perform faithfully, industriously, and to the best of his ability, experience, and talents, all of the duties that may be required by the express and implicit terms of this Agreement, to the reasonable satisfaction of The Company. Such duties shall be provided at such place(s) as the needs, business, or opportunities of The Company may require from time to time. Mr. King shall devote his full business time to the rendition of such Services, subject to absences for customary vacations and for temporary illness. In addition, Mr. King will not engage in any other gainful occupation which requires his personal attention and/or creates a conflict of interest with job responsibilities under this Agreement without the prior approval of the Board, with the exception that Mr. King may personally trade in stock, bonds, securities, commodities or real estate investments for his own benefit.

COMPENSATION OF EMPLOYEE. As compensation for the services provided by Mr. King under this Agreement, The Company will pay Mr. King an annual salary of $420,000 payable in accordance with the Company's usual payroll procedures. Upon termination of this Agreement, payments under this paragraph shall cease; provided, however, that Mr. King shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which Mr. King has not yet been paid, and for any commission earned in accordance with The Company' customary procedures, if applicable. Accrued vacation will be paid in accordance with state law and The Company' customary procedures. This section of the Agreement is included only for accounting and payroll purposes and should not be construed as establishing a minimum or definite term of employment.

The Company may award Mr. King an At-Risk Annual bonus (the Bonus), in an amount up to 100% of his starting base salary. Such Bonus will be based on personal and corporate performance factors agreed upon by The Company.

Additionally, The Company has previously awarded Mr. King 3 00,000 Restricted Stock Units under the Company’s Equity Incentive Plan.

EXPENSE REIMBURSEMENT. The Company will reimburse Mr. King for "out-of-pocket" expenses incurred in accordance with the Company's policies in effect from time to time.

RECOMMENDATIONS FOR IMPROVING OPERATIONS. Mr. King shall provide The Company with all information, suggestions, and recommendations regarding The Company's business, of which Mr. King has knowledge, that will be of benefit to The Company.

CONFIDENTIALITY. The Company recognizes that Mr. King has and will have information regarding the following:

-	inventions
-	products
-	product design
-	processes
-	technical matters
-	trade secrets
-	copyrights
-	customer lists
-	prices
-	costs
-	business affairs
-	future plans

and other vital information items (collectively, "Information") which are valuable, special and unique assets of The Company. Mr. King agrees that he will not at any time or in any manner, either directly or indirectly, divulge, disclose, furnish, make accessible, or communicate any Information to any third party without the prior written consent of The Company. Mr. King will protect the Information and treat it as strictly confidential. A violation by Mr. King of this paragraph shall be a material violation of this Agreement and will justify legal and/or equitable relief.

This Agreement is in compliance with the Defend Trade Secrets Act and provides civil or criminal immunity to any individual for the disclosure of trade secrets: (i) made in confidence to a federal, state, or local government official, or to an attorney when the disclosure is to report suspected violations of the law; or (ii) in a complaint or other document filed in a lawsuit if made under seal.

UNAUTHORIZED DISCLOSURE OF INFORMATION. If it appears that Mr. King has disclosed (or has threatened to disclose) Information in violation of this Agreement, The Company shall be entitled to an injunction to restrain Mr. King from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed. The Company shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages, attorneys' fees and costs incurred while seeking to enforce this Agreement.

CONFIDENTIALITY AFTER TERMINATION OF EMPLOYMENT. The confidentiality provisions of this Agreement shall remain in full force and effect for a two-year period after the termination of Mr. King's employment. During such two-year period, neither party shall make or permit the making of any public announcement or statement of any kind regarding Mr. King's employment by or connection with The Company.

INTELLECTUAL PROPERTY RIGHTS. All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Mr. King, individually or in conjunction with others, during his employment by The Company (whether during business hours or otherwise and whether on The Company' premises or otherwise) which relate to The Company's business, products or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks), and all writings or materials of any type embodying any of such items, shall be disclosed to The Company and are and shall be the sole and exclusive property of The Company.

NON-COMPETE AGREEMENT. Mr. King agrees and covenants that during his employment by The Company and for a period of one-year following the termination of Mr. King's employment, whether such termination is voluntary or involuntary, Mr. King will not directly or indirectly engage in any business competitive with The Company.

Directly or indirectly engaging in any competitive business includes, but is not limited to: (i) engaging in a business as owner, partner, or agent, (ii) becoming an employee, rendering advice or offering services to any third party that is engaged in such business, (iii) becoming interested directly or indirectly in any such business, or (iv) soliciting any customer or current Executive or Employee of The Company for the benefit of a third party that is engaged in such business. Mr. King agrees that this non-compete provision will not adversely affect Mr. King's livelihood.

During the Employment Period, Mr. King will devote his full-time efforts to the business of The Company and will not engage in consulting work or any trade or business for his own account or for or on behalf of any other person, firm or corporation that competes, conflicts or interferes with the performance of his duties under this Agreement.

BENEFITS. Mr. King shall be entitled to standard and customary employment benefits, including holidays, officer liability and indemnification insurance, vacation (not less than four weeks), health insurance, disability insurance and life insurance as provided by The Company policies in effect from time to time.

TERM/TERMINATION. Mr. King's employment under this Agreement shall be for an unspecified term on an "at will" basis. This Agreement may be terminated by The Company upon No written notice, and by Mr. King upon Two weeks written notice. If The Company shall so terminate this Agreement, Mr. King shall be entitled to compensation for One year of base salary. bonus and benefits (including health care and life insurance as applicable) beyond the termination date of such termination, unless Mr. King is in violation of this Agreement. If Mr. King is in violation of this Agreement, The Company may terminate employment with cause without notice and with compensation to Mr. King only to the date of such termination. As used in this Agreement, the term "Cause" shall include, without limitation: insubordination; dishonest; fraud; serious dereliction of duty; criminal activity; acts of moral turpitude; conviction of a felony, plea of guilty or nolo contendere to a felony charge or any criminal act involving moral turpitude. The compensation paid under this Agreement shall be Mr. King's exclusive remedy. If Mr. King's employment is terminated by The Company without cause, Mr. King shall continue to receive his base salary, bonus and benefits (including health care and life insurance as applicable) for a period of One year of base salary from the effective date of termination (the "Severance Period").

The salary and fringe benefits to be paid are referred to herein as the "Termination Compensation." Mr. King shall not be entitled to any Termination Compensation unless: (i) Mr. King complies with all surviving provisions of any non-competition agreement, non-solicitation agreement, confidentiality agreement or inventions assignment agreement that Mr. King signed, and (ii) Mr. King executes and delivers to The Company, after a notice of termination, a release in form and substance acceptable to The Company, by which Mr. King releases The Company from any obligations and liabilities of any type whatsoever under this Agreement, except for The Company' obligations with respect to the Termination Compensation, and that release shall not affect Mr. King's right to indemnification, if any, for actions taken within the scope of his employment. Notwithstanding anything herein, no Termination Compensation shall be paid or otherwise provided until all applicable revocation periods have fully expired, and the mutual release becomes fully and finally enforceable. The parties hereto acknowledge that the Termination Compensation to be provided is in consideration for Mr. King's release.

If Mr. King terminates this Agreement by providing appropriate notice, the Company, at its election, may (i) require Mr. King to continue to perform his duties hereunder for the full notice period, or (ii) terminate Mr. King 's employment at any time during such notice period, provided that any such termination shall not be deemed to be a termination without cause of Mr. King 's employment by The Company. Unless otherwise provided by this Section, all compensation and benefits paid by The Company to Mr. King shall cease upon his last day of employment.

TERMINATION DUE TO DEATH. Mr. King's employment under this Agreement will terminate immediately upon his death and The Company shall not have any further liability or obligations to Mr. King's estate, executors, heirs, assigns or any other person claiming under or through Mr. King's estate, except that Mr. King's estate shall receive any accrued but unpaid salary or bonuses and any life insurance benefits to be paid pursuant to Mr. King's beneficiary designation.

COMPLIANCE WITH EMPLOYER'S RULES. Mr. King agrees to comply with all of the rules and regulations of The Company.

RETURN OF PROPERTY. Upon termination of this Agreement, Mr. King shall deliver and return all Company and Company-related property (including keys, records, notes, data, memoranda, models, and equipment) that is in Mr. King's possession or under his control. Such obligation shall be governed by any separate confidentiality or proprietary rights agreement signed by Mr. King.

NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or on the third day after being deposited in the United States mail, postage paid, addressed as follows:

Employer:

American Virtual Cloud Technologies, Inc.
Xavier Williams
Chief Executive Officer
1720 Peachtree Street, Suite 629
Atlanta, Georgia 30309

Executive:

Thomas King
1298 Waterford Green Trail
Marietta, Georgia 30068

Such addresses may be changed from time to time by either party by providing written notice in the manner set forth above.

BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, personal representatives, successors and assigns. In the event The Company is acquired, is a non-surviving party in a merger, or transfers substantially all of its assets, this Agreement shall not be terminated and the transferee or surviving company shall be bound by the provisions of this Agreement. The parties understand that the obligations of Mr. King are personal and may not be assigned by The Company.

ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

AMENDMENT. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.

SEVERABILITY. If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Georgia.

EMPLOYER:
The Company

By:	/s/ Xavier Williams	Date:	December 2, 2020
Xavier Williams
Chief Executive Officer

AGREED TO AND ACCEPTED.

EXECUTIVE:

By:	/s/ Thomas King	Date:	December 3, 2020
Thomas King